Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Resignation of Elrick Williams

from Board of Directors

LOS ANGELES, CA – (BUSINESS WIRE) – October 13, 2011 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today announced that Elrick Williams has resigned from the Board of Directors of the Company and the Bank. Mr. Williams indicated that his resignation was due to the perception caused by his family’s investment in a credit of the Bank.

“We are very grateful to Mr. Williams for his valuable contributions to the Company and Bank as a board member.” stated Paul C. Hudson, Chief Executive Officer and Chairman of the Board.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Broadway Financial Corporation

Contact: Paul C. Hudson, Chief Executive Officer, (323) 556-3231; or

    Sam Sarpong, Chief Financial Officer, (323) 556-3224; or

    investor.relations@broadwayfederalbank.com